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                                                                  EXHIBIT 3.2(b)

                       REDLINE PERFORMANCE PRODUCTS, INC.

              Amendment No. 2 to First Amended and Restated Bylaws

                              Dated April 25, 2003

Effective April 25, 2003, the First Amended and Restated Bylaws of Redline Performance Products, Inc. are amended by deleting Section 7.1 (Shares And Their Transfer) in its entirety and inserting the following:

         "7.1) Certificates of Shares --

         Unless the Board of Directors has provided that the Corporation's shares are to be uncertificated, every owner of shares of the Corporation shall be entitled to a certificate, to be in such form as the Board of Directors prescribes, certifying the number of shares owned by such owner. The certificates for shares shall be numbered in the order in which they are issued and shall be signed in the name of the Corporation by the President, Vice President or the Chief Executive Officer and by the Secretary, Assistant Secretary, or the Treasurer, or any other officer of the Corporation authorized by the Board of Directors and shall have the corporate seal, if any, affixed thereto. A record shall be kept of the name of the person owning the shares represented by each certificate, the number of shares represented by each certificate, the respective issue dates thereof, and in the case of cancellation, the respective dates of cancellation. Except as provided in Section 7.5 of this Article 7, every certificate surrendered to the Corporation for exchange or transfer shall be canceled, and no other certificate shall be issued in exchange for any existing certificate until such existing certificate is canceled."



                                    /s/ Chris Rodewald
                                    --------------------------------------------
                                    Chris Rodewald, Secretary